Exhibit 99.1

OncoMed Pharmaceuticals Reports Full Year and Fourth Quarter 2014 Financial Results and Recent Highlights

REDWOOD CITY, Calif., March 12, 2015 — OncoMed Pharmaceuticals, Inc. (Nasdaq: OMED), a clinical-stage company developing novel therapeutics that target cancer stem cells (CSCs), or tumor-initiating cells, today reported financial results for the year and quarter ended December 31, 2014. As of December 31, 2014, cash, cash equivalents and marketable securities totaled $232 million. In addition, OncoMed highlighted selected corporate milestones for its clinical-stage development programs.

“2014 was a year of great progress in R&D combined with prudent financial management,” said Paul J. Hastings, Chairman and Chief Executive Officer. “We have advanced two anti-cancer stem cell antibodies, demcizumab and tarextumab, into multiple randomized Phase 2 trials and have a total of six product candidates in clinical trials. We anticipate filing an IND and enrolling patients in a Phase 1 clinical trial for our seventh program, anti RSPO3, and we have multiple anti-cancer stem cell and immuno-oncology preclinical and discovery programs. We plan to continue the advancement of our pipeline and generation of significant data and milestone payments in 2015.”

Recent Highlights

Demcizumab

•	Initiated and began enrolling patients in global randomized Phase 2 clinical study of demcizumab (anti-DLL4, OMP-21M18) in patients with first-line advanced non-small cell lung cancer (NSCLC). The “DENALI” trial will compare the efficacy and safety of demcizumab in combination with pemetrexed and carboplatin vs. chemotherapy with placebo.

•	Initiated global Phase 2 “YOSEMITE” clinical trial of demcizumab in patients with first-line metastatic pancreatic cancer. The randomized clinical trial will compare the efficacy and safety of demcizumab combined with standard-of-care Abraxane® (paclitaxel protein-bound particles for injectable suspension) (albumin bound) plus gemcitabine in patients with first-line metastatic pancreatic cancer. Patient enrollment is expected to begin soon.

•	Presented data from the Phase 1b clinical trial of demcizumab and standard of care in pancreatic cancer at the 26th EORTC-NCI-AACR Symposium on Molecular Targets and Cancer Therapeutics. Data comparing clinical and preclinical anti-tumor responses to demcizumab plus standard of care in pancreatic cancer suggest that OncoMed’s patient-derived xenograft models mirror the activity of the combination therapy in the clinic and may be utilized to provide insights into potential biomarkers of response to treatment.

Tarextumab

•	Presented final safety, efficacy and biomarker data from the Phase 1b part of the ALPINE clinical trial of tarextumab (anti-Notch2/3, OMP-59R5) in pancreatic cancer at the 2015 Gastrointestinal Cancers Symposium. Among the findings in the analysis of 24 patients, a trend toward a survival benefit was observed, particularly among patients whose tumor samples had elevated levels of the potential predictive biomarker of Notch3 gene expression. Median progression-free survival and overall survival values for the three drug combination of tarextumab-Abraxane-gemcitabine in patients with high Notch 3 expression were 6.6 months and 14.6 months, respectively.

•	Submitted a protocol amendment to the U.S. Food and Drug Administration (FDA) and to participating study sites for the ongoing ALPINE Phase 2 clinical trial of tarextumab in patients with first-line metastatic pancreatic cancer. Under the revised protocol overall survival, both in the intent-to-treat and biomarker-positive patients, has been designated as the primary endpoint and enrollment will be expanded from approximately 124 patients to 160 patients. OncoMed anticipates reporting final data from the ALPINE study in 2016.

•	Initiated and began enrolling patients in the Phase 2 portion of the PINNACLE trial of tarextumab in patients with previously untreated, extensive-stage small cell lung cancer. The randomized Phase 2 trial will assess the clinical benefit of adding tarextumab to standard-of-care treatment etoposide and platinum chemotherapy. Clinical benefit will also be assessed utilizing a predictive biomarker for high tumor Notch3 expression.

•	Received two separate orphan drug designations for tarextumab from the FDA’s Office of Orphan Products Development for the treatment of pancreatic and small cell lung cancers.

•	Presented biomarker analysis from the Phase 1b part of the ALPINE study of tarextumab in pancreatic cancer at the 26th EORTC-NCI-AACR Symposium. These data provided evidence that tarextumab modulates the Notch cancer stem cell pathway in patient samples and that there is a potential association between tumors that show higher levels of Notch3 gene expression and response to tarextumab treatment.

Brontictuzumab (anti-Notch1)

•	Began enrolling biomarker-selected patients in the expansion cohort of the Phase 1a clinical trial of brontictuzumab (anti-Notch1, OMP-52M51) in refractory solid tumor malignancies. This initiation triggered a $5 million milestone payment from OncoMed’s partner, GlaxoSmithKline. At least 10 patients whose tumors overexpress the activated form of Notch1 as measured by a predictive diagnostic test will be enrolled in the expansion cohort.

•	Presented clinical and biomarker data for the anti-Notch1 program in an oral plenary session at the 26th EORTC-NCI-AACR Symposium. Biomarker-focused clinical data from the Phase 1a trial of brontictuzumab showed that out of four patients that demonstrated clinical benefit in the dose-escalating study, three of the patients had tumors that tested positive for the overexpression of the activated form of Notch1.

Anti-DLL4/VEGF Bispecific

•	Initiated and enrolled patients in Phase 1a clinical trial of anti-DLL4/VEGF bispecific antibody (OMP-305B83). The single-agent, dose-escalation and expansion study is enrolling patients with advanced refractory solid tumors to assess safety, pharmacokinetics, pharmacodynamics and initial evidence of efficacy.

Vantictumab

•	Continued enrollment of three Phase 1b trials of vantictumab (anti-FZD7, OMP-18R5) with standard-of-care treatment in NSCLC, pancreatic cancer, and HER2-negative breast cancer.

Ipafricept

•	Continued enrollment of three Phase 1b trials of ipafricept (FZD8-Fc, OMP-54F28) with standard-of-care treatment in hepatocellular cancer, pancreatic cancer, and ovarian cancer.

Full Year and Fourth Quarter 2014 Financial Results

Cash, cash equivalents and short-term investments totaled $232.0 million as of December 31, 2014, compared to $316.2 million as of December 31, 2013. The cash decrease was driven by increased spending related to pipeline development and a recapturable tax payment related to the Celgene collaboration 2013 upfront payment, partially offset by milestone revenues from collaborative partnerships.

Revenues for the full year 2014 totaled $39.6 million, as compared to $37.8 million in 2013. The year-over-year increase was driven by increased amortization of upfront payments due to a full year of revenue recognition for the 2013 Celgene transaction, partially offset by lower milestone payments versus the prior year. Fourth quarter 2014 revenues were $8.5 million compared to $19.0 million for the fourth quarter of 2013. Fourth quarter 2014 revenues were lower primarily due to a $15 million payment from Bayer achieved in the fourth quarter of 2013 associated with a dose escalation milestone for the ipafricept (FZD8-Fc, OMP-54F28) program.

Research and development (R&D) expenses for the full year ended December 31, 2014, were $76.4 million compared with $50.0 million for the same period in 2013. For the fourth quarter of 2014 R&D expenses were $20.6 million compared to $16.9 million for the fourth quarter of 2013. Increases in R&D expenditures for the full year and fourth quarter were primarily attributable to an increase in program costs associated with the advancement of OncoMed’s clinical-stage product candidates and preclinical pipeline.

General and administrative (G&A) expenses for the years ended December 31, 2014 and 2013 were $13.8 million and $11.6 million, respectively. Increased full year costs for 2014 were primarily attributable to higher employee-related costs. For the fourth quarter of 2014 G&A expenses were $3.6 million, compared to $4.5 million for the fourth quarter of 2013. Fourth quarter 2014 expenses were lower compared to fourth quarter 2013 primarily due to business development activities in 2013, which resulted in the Celgene collaboration.

Net loss for the year ended December 31, 2014 was $50.0 million ($1.69 per share), compared to $26.1 million ($1.93 per share) for the same period of 2013. The change in net loss for the year was due to an increase of collaboration revenue, more than offset by an increase in operational expenses, primarily research and development costs. Net loss in the fourth quarter of 2014 was $15.1 million ($0.50 per share), compared to $4.3 million ($0.15 per share) for the fourth quarter of 2013. The number of shares outstanding of OncoMed’s common stock as of March 6, 2015 was 29,941,886.

Anticipated 2015 Milestones and Guidance

Anticipated pipeline progress for 2015:

•	Demcizumab:

•	Initiate global, randomized, placebo-controlled Phase 2 DENALI NSCLC trial — ACHIEVED

•	Initiate global, randomized, placebo-controlled Phase 2 YOSEMITE pancreatic cancer trial — ACHIEVED

•	Conduct interim safety analysis associated with the Phase2 DENALI and YOSEMITE demcizumab trials (2015/2016 timeframe)

•	Report final Phase 1b clinical trial results from the demcizumab NSCLC and pancreatic clinical trials, including biomarker data

•	Complete ovarian cancer Phase 1b trial (demcizumab plus paclitaxel) and make go/no-go decision on Phase 2 in this indication

•	Tarextumab:

•	Complete target Phase 2 enrollment in ALPINE pancreatic cancer trial

•	Report final Phase 1b clinical trial results from the ALPINE trial of tarextumab in pancreatic cancer — ACHIEVED

•	Report final Phase 1b clinical trial results from the PINNACLE study of tarextumab in small-cell lung cancer including biomarker data

•	Present updated biomarker data from the ALPINE and PINNACLE clinical trials

•	Brontictuzumab:

•	Enroll biomarker-positive patients in Phase 1a single-agent expansion cohort

•	Present clinical data from biomarker-selected expansion cohort

•	Vantictumab:

•	Enroll patients in Phase 1b pancreatic, NSCLC, and breast cancer trials

•	Report data from ongoing Phase 1b clinical trials

•	Ipafricept:

•	Enroll patients in Phase 1b pancreatic, ovarian, and hepatocellular cancer trials

•	Report data from ongoing Phase 1b clinical trials

•	Anti-DLL4/VEGF bispecific:

•	Enroll patients in Phase 1a clinical trial

•	Anti-RSPO3:

•	File Investigational New Drug application with the Food and Drug Administration

•	Initiate and enroll patients in Phase 1 clinical trial

Financial guidance (unchanged since issued in January 2015):

•	2015 cash expenses are expected to total $100-$110 million, excluding non-cash stock-based compensation, depreciation, and amortization expenses

•	OncoMed projects a 2015 year-end cash balance of over $120 million, before considering the receipt of any potential collaboration milestones

•	OncoMed could receive more than $150 million in milestone and option payments from partners during 2015 and 2016

•	OncoMed left unchanged its guidance that existing cash combined with future potential milestones may fund company operations through commercialization without the need for additional financing

Conference Call Today

OncoMed management will host a conference call today beginning at 1:30 pm PT/4:30 pm ET to review full year and fourth quarter 2014 results and pipeline progress.

Analysts and investors can participate in the conference call by dialing 855-420-0692 for domestic callers and 484-756-4194 using the conference ID# 95873626.

The press release and an audio-only webcast of the conference call will be accessible through a link in the Investor Relations section of the OncoMed website: http://www.oncomed.com. The web broadcast of the conference call will be available for replay through March 26, 2015.

About OncoMed Pharmaceuticals

OncoMed Pharmaceuticals is a clinical-stage company focused on discovering and developing novel therapeutics targeting cancer stem cells (CSCs). OncoMed has six anti-cancer product candidates in clinical development, the most advanced of which are in randomized Phase 2 clinical trials. Demcizumab (anti-DLL4, OMP-21M18), tarextumab (anti-Notch2/3, OMP-59R5), brontictuzumab (anti-Notch1, OMP-52M51), anti-DLL4/VEGF bispecific antibody (OMP-305B83), vantictumab (anti-FZD7, OMP-18R5), and ipafricept (FZD8-Fc, OMP-54F28) each target key cancer stem cell signaling pathways including Notch and Wnt. OncoMed plans to file an Investigational New Drug application in early 2015 for anti-RSPO3 (OMP-131R10), an antibody targeting a third key cancer stem cell signaling pathway called R-spondin-LGR. OncoMed is also pursuing discovery of additional novel anti-CSC and cancer immunotherapy product candidates. OncoMed has formed strategic alliances with Celgene Corporation, Bayer Pharma AG and GlaxoSmithKline (GSK). Additional information can be found at the company’s website: www.oncomed.com.

Forward-Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts regarding OncoMed Pharmaceuticals, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including OncoMed’s expectations regarding the ability of OncoMed to advance its research and development pipeline; the timing of the interim safety analysis associated with the Phase 2 demcizumab trials; the timing of an Investigational New Drug application filing and initiation of a Phase 1 clinical trial for anti-RSPO3; OncoMed’s ability to receive milestone and option fee payments from its partners and the timing of those payments; the ability of OncoMed’s xenograft models to mirror activity in the clinic and provide insights into potential biomarkers; the timing of presentation of preclinical and clinical data; the number of patients that will be enrolled in the brontictuzumab solid tumor trial; the potential association between tumors that show higher level of Notch3 gene expression and response to tarextumab; and OncoMed’s projected expenses for 2015, year-end cash for 2015, and the period in which cash will be available to fund its operating expenses and capital expenditures without the need for additional financing. Such forward-looking statements involve substantial risks and uncertainties that could cause OncoMed’s clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the preclinical and clinical development process; the risks and uncertainties of the regulatory approval process; OncoMed’s dependence on its collaboration partners, including Celgene, GSK and Bayer, for the funding of its partnered programs; OncoMed’s ability to raise additional capital to support the development of its unpartnered programs; OncoMed’s reliance on third parties to conduct certain preclinical studies and all of its clinical trials; OncoMed’s reliance on single source third-party contract manufacturing organizations to manufacture and supply its product candidates; OncoMed’s ability to validate and develop companion diagnostics; OncoMed’s ability to discover and develop additional product candidates; and OncoMed’s dependence on its Chairman and Chief Executive Officer, its Chief Scientific Officer, its Chief Medical Officer and other key executives. OncoMed undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to OncoMed’s business in general, see OncoMed’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the Securities and Exchange Commission (SEC) on March 12, 2015.

Contact:
Media & Investors	Investors
OncoMed Pharmaceuticals	Shari Annes
Michelle Corral	Annes Associates
Senior Director, Investor Relations and Corporate Communications	shari.annes@oncomed.com (650) 888-0902
michelle.corral@oncomed.com
(650) 995-8373

ONCOMED PHARMACEUTICALS, INC.

Condensed Balance Sheets

(Unaudited)

(Amount in thousands)

	December 31, 2014	December 31, 2013

Cash, cash equivalents and short-term investments	$231,966	$316,194
Prepaid and other assets	15,876	17,491

Total assets	$247,842	$333,685

Deferred revenue	$148,870	$183,930
Other liabilities	22,605	31,633
Stockholders’ equity	76,367	118,122

Total liabilities and stockholders’ equity	$247,842	$333,685

ONCOMED PHARMACEUTICALS, INC.

Statement of Operations

(Unaudited)

(Amount in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013

Total Revenue:	$8,515	$18,983	$39,559	$37,779

Operating expenses:
Research and development	20,554	16,871	76,430	50,048
General and administrative	3,585	4,518	13,753	11,630

Total operating expenses	24,139	21,389	90,183	61,678

Loss from operations	(15,624)	(2,406)	(50,624)	(23,899)
Interest and other income (expense), net	22	7	105	(228)

Net loss before provision for income taxes	(15,602)	(2,399)	(50,519)	(24,127)
Income tax expense	546	(1,944)	509	(1,944)

Net loss	$(15,056)	$(4,343)	$(50,010)	$(26,071)

Net loss per common share, basic and diluted	$(0.50)	$(0.15)	$(1.69)	$(1.93)
Shares used to compute net loss per common share, basic and diluted	29,834,186	28,360,571	29,664,326	13,530,239

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